Exhibit 99.1

Investor and Media Contacts:

Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

Champion Enterprises, Inc. Reports Improved Manufacturing Results and EPS of $0.06

from Continuing Operations

Auburn Hills, Mich., April 19, 2005--Champion Enterprises, Inc. (NYSE: CHB), a leader in the factory-built housing industry, today reported results for its first quarter ended April 2, 2005. The company reported income from continuing operations of $5.3 million, or $0.06 per diluted share, on revenues of $244 million. In the comparable quarter of 2004, the company had a loss from continuing operations of $14.2 million ($0.21 per diluted share) on revenues of $207 million. Results in 2005 benefited from a $3.8 million credit related to the valuation of a common stock warrant, while the comparable quarter in 2004 included $8.3 million of charges related to this valuation and debt retirement activities. Excluding the effect of the warrant valuation changes and last year’s debt retirement loss, income from continuing operations improved $7.4 million.

During the quarter, the company reclassified its retail business, other than Advantage Homes, to discontinued operations for all periods presented. Including the company’s discontinued retail business, first quarter net income was $2.7 million, or $0.03 per diluted share, compared to a loss of $14.3 million ($0.21 per diluted share) in the prior year.

Highlights

•

Core manufacturing operations reported $11.2 million of segment income, an increase of 140% or $6.5 million over the prior year, and a 4.7% segment margin in the seasonally slow first quarter. Included in this increase was $1.5 million of gains from the sale of idle facilities;

•	Modular home sales increased 12% and now represent 20% of manufacturing revenues;

•	Manufacturing backlogs at quarter end totaled $86 million, up 72% from $50 million a year earlier;

•	Cash flow from continuing operations improved by $27.4 million, and the company ended the quarter with $142 million in cash and cash equivalents.

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Management Comments and Outlook

William Griffiths, President and Chief Executive Officer, commented, “This is our eighth consecutive quarter of year-over-year manufacturing margin improvement and double-digit growth in segment income. This improvement was achieved despite relatively flat manufacturing unit sales for the quarter.

“Advantage Homes, our only ongoing retail operation, continued its history of profitability and saw growth in both income and net sales,” Griffiths said. “While overall results were negatively impacted by our discontinued retail operations, we have substantially completed an orderly liquidation of this business. Last week we sold an additional eight locations and within the next several months we expect to complete the divestiture of the remaining ten. Total net cash proceeds from our 2005 divestitures are still expected to be in the range of $20 to $25 million and no material impact on results is anticipated.”

Commenting on the industry, Griffiths said, “During the first two months of 2005, year-over-year industry wholesale shipments of HUD code homes rose 13%. While we are pleased that conditions in certain regions continue to improve, 80% of this increase came in California, Florida and Arizona. While our shipments in those states also improved, and were up 22% compared to last year, we are capacity constrained in these areas and increasing our manufacturing capacity and throughput remains a priority for this year. Offsetting those improvements were lower year-over-year shipments in the Midwest, where industry wholesale shipments fell 16% in January and February.”

Operating Results and Other Events

Manufacturing- In the first quarter of 2005, manufacturing net sales increased to $239 million from $210 million in the comparable quarter last year as a result of increases in sales of modular homes and the average selling price per home, which rose 10%. Segment income increased 140% to $11.2 million, or 4.7% of net sales, from $4.7 million, or 2.2% of net sales, a year earlier. The company operated 29 manufacturing facilities during this year’s first quarter, compared to 30 plants a year ago.

Retail- Advantage Homes earned $1.3 million of segment income in the quarter on net sales of $25 million, up from $0.8 million in income and $19 million in net sales during last year’s first quarter. This operation consists of 18 California locations specializing in sales to communities.

Discontinued operations- Champion’s discontinued operations reported a loss for the quarter of $2.6 million on revenues of $19 million, compared to break even on revenues of $30 million a year earlier. During the quarter, $20 million of cash was generated from the divestiture of traditional retail locations, of which $10 million was used to reduce floor plan payables to $1.6 million at quarter end.

Other- Earlier this week the company purchased and canceled its outstanding 2.2 million share common stock warrant for $4.5 million in cash. The preferred shareholder simultaneously converted all remaining preferred shares to common stock. As a result, 3.1 million shares of common stock were issued and no further dividend payments will be required. This transaction will result in additional income of $0.5 million in this year’s second quarter. Had this conversion occurred prior to the end of this quarter, there would have been no effect on diluted earnings per share. Additionally, cancellation of the warrant eliminates future dilution risk.

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Conference Call

Mr. Griffiths and Ms. Knight will review results in a conference call for investors and analysts beginning at 11:00 am eastern time tomorrow. To participate in the conference call, please call the number below:

Dial-in #:	(888) 481-7939
Pass code #:	68430777

A replay of the conference call will be available after 1:00 pm eastern time tomorrow through midnight on Wednesday, April 27, 2005. The recording may be heard by dialing the number below:

Dial-in #:	(888) 286-8010
Pass code #:	61880346

The live call and the replay can also be accessed using the company’s website, www.championhomes.net.

About Champion

Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the industry’s leading manufacturers and has produced over 1.6 million homes since the company was founded. The company operates 29 homebuilding facilities in 14 states and two Canadian provinces and 18 retail locations in California. Over 2,400 independent retailers, including approximately 840 Champion Home Center locations, and an estimated 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website.

Forward Looking Statements

This news release contains certain statements, including statements regarding the company’s financial position, future margins, growth opportunities, future divestitures and the company’s ability to increase manufacturing capacity, each of which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED) (1)
(Dollars and weighted shares in thousands, except per share amounts)	Three Months Ended
	April 2,	April 3,	%
	2005	2004	Change
Net sales:
Manufacturing	$238,738	$209,856	14%
Retail (1)	25,137	19,478	29%
Less: intercompany	(19,600)	(22,600)
Total net sales	244,275	206,734	18%

Cost of sales	207,011	179,277	15%

Gross margin	37,264	27,457	36%

Selling, general and administrative expenses	31,669	28,243	12%
Mark-to-market (credit) charge for common stock warrant (2)	(3,800)	5,100
Loss on debt retirement (3)		3,226

Operating income (loss)	9,395	(9,112)	203%

Interest expense, net	3,808	4,830	(21%)

Income (loss) from continuing operations before income taxes (4)	5,587	(13,942)	140%

Income tax expense (5)	300	300

Income (loss) from continuing operations	5,287	(14,242)	137%

Income (loss) from discontinued operations, net of taxes (1)	(2,558)	(81)

Net income (loss)	$2,729	$(14,323)	119%

Income (loss) from continuing operations	$5,287	$(14,242)
Less: dividends on preferred stock	(259)	(160)
Less: amount allocated to participating securities (6)	(343)	—
Income (loss) from continuing operations
available to common shareholders	$4,685	$(14,402)	133%

Basic income (loss) per share (6):
Income (loss) from continuing operations	$0.06	$(0.21)	129%
Income (loss) from discontinued operations	(0.03)	—
Net income (loss)	$0.03	$(0.21)	114%

Weighted shares for basic EPS	72,547	68,103

Diluted income (loss) per share (6):
Income (loss) from continuing operations	$0.06	$(0.21)	128%
Income (loss) from discontinued operations	(0.03)	—
Net income (loss)	$0.03	$(0.21)	114%

Weighted shares for diluted EPS	73,345	68,103

See accompanying Notes to Financial Information.
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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (1)
(In thousands)	April 2,	January 1,
	2005	2005
Assets
Cash and cash equivalents	$142,119	$142,266
Restricted cash	4,694	529
Accounts receivable, trade	34,245	22,119
Inventories	83,869	71,616
Current assets of discontinued operations	14,751	35,463
Other current assets	13,003	13,535
Total current assets	292,681	285,528
Property, plant and equipment, net	77,999	80,957
Goodwill	126,583	126,591
Non-current assets of discontinued operations	6,478	7,747
Other non-current assets	15,726	16,219
	$519,467	$517,042

Liabilities, Redeemable Convertible Preferred Stock
and Shareholders’ Equity
Accounts payable	$28,664	$13,819
Current liabilities of discontinued operations	9,051	21,411
Other accrued liabilities	137,052	141,128
Total current liabilities	174,767	176,358
Long-term debt	200,710	200,758
Long-term liabilities of discontinued operations	417	432
Other long-term liabilities	40,492	41,444
Redeemable convertible preferred stock	20,750	20,750
Shareholders’ equity	82,331	77,300
	$519,467	$517,042

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOWS (UNAUDITED) (1)
(In thousands)	Three Months Ended
	April 2,	April 1,
	2005	2004

Cash and cash equivalents-beginning of period	$142,266	$145,868
Cash provided by (used for):
Continuing operating activities	(5,092)	(32,504)
Discontinued operations	5,518	(3,436)
Investing activities	3,720	(1,715)
Financing activities	(4,293)	9,367
Cash and cash equivalents-end of period	$142,119	$117,580

See accompanying Notes to Financial Information.
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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) The company’s discontinued operations consists of its traditional retail business, which excludes Advantage Homes, and its former consumer finance business. Prior traditional retail amounts have been restated to reflect this classification.

(2) As a result of the change in the company’s common stock price, in the quarter ended April 2, 2005 Champion recorded a $3.8 million credit for the change in estimated fair value of an outstanding common stock warrant for 2.2 million shares issued in connection with the Series C preferred stock. This warrant valuation resulted in a charge of $5.1 million in the comparable quarter a year earlier. In addition, during the first quarter of 2004, the preferred shareholder exercised its right to purchase $12 million of Series B-2 preferred stock. As a result of the repuchase and cancellation of the warrant in April 2005, this mark-to-market adjustment will be eliminated for future periods.

(3) During the first quarter of 2004, the company issued 3.9 million shares of its common stock in exchange for $27 million of its Senior Notes, resulting in a pretax loss of $3.2 million.

(4) The company evaluates the performance of its manufacturing and retail segments based on earnings before interest, income taxes and general corporate expenses. A reconciliation of income (loss) from continuing operations before income taxes for the three months ended follows (dollars in thousands):

	April 2,	Related	April 3,	Related	%
	2005	Sales	2004	Sales	Change
Manufacturing segment income	$11,190	4.7%	$4,654	2.2%	140%
Retail segment income	1,267	5.0%	783	4.0%	62%
General corporate expenses	(8,062)		(6,023)		(34%)
Mark-to-market charge for stock warrant	3,800		(5,100)
Loss on debt retirement	—		(3,226)
Intercompany eliminations	1,200		(200)
Interest expense, net	(3,808)		(4,830)		21%
Income (loss) from continuing operations before income taxes	$5,587	2.3%	$(13,942)	(6.7%)	140%

(5) The effective tax rates for the periods presented differ from the 35% federal statutory rate because the company has a 100% deferred tax asset valuation allowance. In addition, the company is in a federal tax loss carryforward position and tax benefits can only be recorded to the extent of current taxable income. Income tax expense consisted of foreign income taxes.

(6) EPS for periods reported reflect the adoption of EITF 03-6, which requires the use of the two-class method for enterprises with participating securities. The company’s participating securities at quarter end consisted of its convertible preferred stock and common stock warrant, which may participate in dividends paid on common stock pursuant to the terms of the securities. The company has no plans to pay dividends on its common stock in the near term. As a result of the repuchase and cancellation of the warrant and the conversion of all convertible preferred stock in April 2005, the company’s participating securities have been eliminated for future periods.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)
	Three Months Ended
	April 2,	April 3,	%
	2005	2004	Change
MANUFACTURING
Homes sold
HUD Code	4,014	4,122	(3%)
Modular	780	694	12%
Canadian	196	189	4%
Total homes sold	4,990	5,005
Less: intercompany	339	446	(24%)
Homes sold to independent retailers/builders	4,651	4,559	2%

Floors sold	9,609	9,724	(1%)
Multi-section mix	87%	87%
Average home prices
Total	$44,600	$40,500	10%
HUD Code	$41,900
Modular	$57,100

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